UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2007

ALTERA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-16617	77-0016691
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

101 Innovation Drive, San Jose, California	95134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 544-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 31, 2007, Altera Corporation. (“Altera”) entered into a Credit Agreement (the “Credit Agreement”) by and among Altera, Citicorp USA, Inc., as administrative agent and swing line lender, Bank of America, N.A, as syndication agent, and the Other Lenders party thereto (the “Lenders”).

The Credit Agreement provides for a $750 million unsecured revolving credit facility (the “Facility”) that is scheduled to expire on August 31, 2012. Altera may also, upon the agreement of either the then existing Lenders or of additional lenders not currently parties to the Credit Agreement, increase the commitments under the Facility up to a total of $250 million through additional revolving credit commitments for an aggregate Facility of $1 billion, and/or extend the expiration date of the Facility annually for additional one year periods, subject to certain conditions. Altera may generally prepay the Facility in whole or in part at any time without premium or penalty, subject to certain conditions. Repayments of the Facility may be reborrowed, up to the commitment. At this time, Altera has not borrowed any funds under the Credit Agreement.

The proceeds of the Facility may be used for general corporate purposes, including without limitation for the repurchase of shares of Altera’s common stock.

The interest rate applicable to outstanding balances under the Credit Agreement will be based on either (i) the higher of the Federal Funds rate plus 0.50% or Citibank N.A.’s “prime rate” as announced from time to time, or (ii) the London interbank offered rate plus a margin based on Altera’s leverage ratio. Altera will pay a quarterly commitment fee during the term of the Credit Agreement which also varies depending on Altera’s leverage ratio.

The Credit Agreement contains customary representations and warranties as well as customary affirmative and negative covenants. Negative covenants include, among others, limitations on liens and limitations on incurrence of indebtedness by Altera’s subsidiaries. In addition, the Credit Agreement requires that Altera maintain a ratio of consolidated EBITDA to consolidated interest expense of not less than 3.00 to 1.00 and a ratio of consolidated debt to consolidated EBITDA of not greater than 3.00 to 1.00.

The Credit Agreement also contains customary events of default. Upon the occurrence and during the continuance of an event of default, the Lenders may declare the outstanding loans and all other obligations under the Credit Agreement immediately due and payable.

Citigroup Global Markets Inc. and Banc of America Securities LLC acted as joint lead arrangers and book managers for the Facility.

Altera and its affiliates maintain various commercial and service relationships with certain of the Lenders and their affiliates in the ordinary course of business. In the ordinary course of their respective businesses, certain of the Lenders and their affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory or other services with Altera and its affiliates.

The description of the Credit Agreement contained herein is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 31, 2007, Altera entered into the Credit Agreement described in Item 1.01 above, which information is incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

On September 5, 2007, Altera Corporation issued a press release announcing a business update for the third quarter. A copy of the business update press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 8.01.	Other Events.

Effective upon the closing of the Credit Agreement on August 31, 2007, Altera’s board of directors approved a 25 million share increase in the number of shares authorized for repurchase under Altera’s share repurchase program. Combined with the remaining shares previously authorized, there are now 60 million shares authorized by the board of directors for repurchase. Altera intends to repurchase shares in the open market or through structured transactions. Year to date, Altera has repurchased 29.3 million shares at a cost of $651 million. Since the initiation of Altera’s share repurchase program in 1996, the company has repurchased 123 million shares at a cost of $2.6 billion.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Number	Description

10.1	Credit Agreement dated as of August 31, 2007, by and among Altera Corporation, Citicorp USA, Inc., as administrative agent and swing line lender, Bank of America, N.A., as syndication agent, and the Other Lenders party thereto.

99.1	Press Release dated September 5, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTERA CORPORATION

/s/ Timothy R. Morse

Timothy R. Morse, Senior Vice President and Chief Financial Officer
Date: September 5, 2007

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated as of August 31, 2007, by and among Altera Corporation, Citicorp USA, Inc., as administrative agent and swing line lender, Bank of America, N.A., as syndication agent, and the Other Lenders party thereto.

99.1	Press Release dated September 5, 2007.